Exhibit 11
                               BADGER METER, INC.

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                (Dollars in thousands except per share amounts)


                                                Three Months Ended                   Nine Months Ended
                                                ------------------                   -----------------
                                                    September 30,                       September 30,
                                                    -------------                       -------------
                                                1995             1994               1995            1994
                                                ----             ----               ----            ----
PRIMARY
-------

Shares
------
Average shares outstanding                    1,754,925        1,742,969          1,753,503        1,724,167
Shares issuable upon exercise of
  stock options                                  43,455           41,341             36,116           29,256
                                              ---------        ---------          ---------        ---------
Total                                         1,798,380        1,784,310          1,789,619        1,753,423
                                              =========        =========          =========        =========

Earnings
--------
Net earnings applicable to adjusted
  common shares                                    $915             $893             $2,823           $2,396
                                                   ====             ====             ======           ======

Per share amounts
-----------------
Net earnings per share                             $.51             $.50              $1.58            $1.37
                                                   ====             ====              =====            =====

FULLY DILUTED
-------------

Shares
------
Average shares outstanding                    1,754,925        1,742,969          1,753,503        1,724,167
Shares issuable upon exercise of
  stock options                                  46,642           43,698             46,642           43,698
                                              ---------        ---------          ---------        ---------
Total                                         1,801,567        1,786,667          1,800,145        1,767,865
                                              =========        =========          =========        =========

Earnings
--------
Earnings applicable to adjusted
  common shares                                    $915             $893             $2,823           $2,396
                                                   ====             ====             ======           ======

Per share amounts
-----------------
Net earnings per share                             $.51             $.50              $1.57            $1.36
                                                   ====             ====              =====            =====
Percentage dilution (1)                            2.5%             2.4%               2.6%             2.5%
                                                   ====             ====               ====             ====


(1) In 1995 and 1994 earnings per share for financial statement purposes does not include common stock equivalents since dilution is less than 3%.